LAW OFFICES
                                       OF
WILLIAM E. GREEN           WILLIAM GREEN & ASSOCIATES
MARGARET A. MORROW
LEE T. MISCAVAGE                550 HAMILTON AVENUE     FACSIMILE (650) 325-4025
                           PALO ALTO, CALIFORNIA 94301
                                 (650) 321-9992
                                 (408) 279-3293


                                                      April 26, 1999

Board of Directors
IN Radio
114 Sansome Street, Suite 1410
San Francisco, Ca  94104

Dear Directors:

         You have requested my opinion as to the legality of the securities being registered by IN Radio ("the Company") under the Securities Act of 1933, as amended ("the Act"), by filing a registration statement on Form SB-2, relating to the offering of shares of its common stock ("the Shares") as described in the registration statement.

         In connection with your request for my opinion, I have reviewed the Company's Articles of Incorporation, Bylaws, resolutions of the Board of Directors of the Company concerning the offering, the registration statement and such other corporate documents as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of this examination, it is my opinion that, when the registration statement shall have become effective under the Act, and when the Shares shall have been duly issued and delivered to the purchasers against payment of the consideration for them, the Shares will, when sold, be legally issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an exhibit to the registration statement.


                                                     Very truly yours,


                                                     S/William E. Green

                                                                       EXHIBIT 5